Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

August 6, 2007

(213) 229-7000	C 87217-00013

(213) 229-7520

Stater Bros. Holdings Inc.

21700 Barton Road

Colton, California 92324

Re:	Exchange of 7 3/4% Senior Notes due 2015 of Stater Bros. Holdings Inc.

Ladies and Gentlemen:

We have acted as special counsel to Stater Bros. Holdings Inc., a Delaware corporation (the “Company”), Stater Bros. Markets, a California corporation (“Markets”), Stater Bros. Development Inc., a California corporation (“Development”), Santee Dairies, Inc., a California corporation (“Santee”), and Super Rx, Inc., a California corporation (“Super Rx,” and together with Markets, Development and Santee, the “Guarantors,” and the Guarantors together with the Company, the “Registrants”), in connection with the Company’s offer (the “Exchange Offer”) to issue and exchange (the “Exchange”) all of its 7 3/4% Senior Notes due 2015 (the “Exchange Notes”), for a like amount of currently outstanding 7 3/4% Senior Notes due 2015 issued on April 18, 2007 (the “Outstanding Notes”). The Exchange Notes will be entitled to the benefits of a guaranty of each Guarantor pursuant to the terms of the Indenture (as defined below) (each, a “Guarantee”). The Exchange Notes will be issued under the Indenture dated April 18, 2007 (the “Indenture”), among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (in such capacity, the “Trustee”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

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August 6, 2007

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 (File No. 333-144797) (the “Registration Statement”) filed by the Registrants with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Notes, the Exchange Offer, the Exchange of the Exchange Notes and the Guarantees, (ii) the Indenture and (iii) the form of the Exchange Notes, along with the Guarantees set forth in the Indenture, and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. To the extent that our opinions may be dependent upon such matters, we have further assumed that: each party to the Indenture, the Exchange Notes and the Guarantees (collectively, the “Operative Documents”) has all requisite power and authority to execute, deliver and perform its obligations under each of the Operative Documents to which it is a party; the execution and delivery of the Operative Documents by such party and performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not and will not violate the charter, bylaws or other governing documents of such party; each Operative Document has been duly executed and delivered by each such party; each Operative Document is the legal, valid and binding obligation of each party thereto (other than the Company and the Guarantors), enforceable against it in accordance with its terms. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and the Guarantors and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

(1) The Exchange Notes, when duly executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

(2) When the Exchange Notes and the Guarantees endorsed thereon have been duly executed and authenticated in accordance with the provisions of the Indenture, and have been delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Guarantee of each Guarantor will be legal, valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with its terms.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

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August 6, 2007

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. Our opinions are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding (i) the effectiveness of any waiver (whether or not stated as such) of stay, extension or usury laws or of unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) the effectiveness of any waiver (whether or not stated as such) contained in the Operative Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) the effect on the enforceability of the Guarantees against any Guarantor or any other surety of any facts or circumstances occurring after the date hereof that would constitute a defense to the obligation of a surety, unless such defense has been waived effectively by such Guarantor or other surety; (v) any provision purporting to establish evidentiary standards; (vi) any provisions that may be construed as penalties or forfeitures; or (vii) the availability of damages or other remedies not specified in the Operative Documents in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, indemnities and expenses). We express no opinion as to the legality, validity, binding nature or enforceability of any provision in any Operative Document to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

D. We have assumed that there are no agreements or understandings between or among the parties to the Operative Documents or third parties that

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August 6, 2007

would expand, modify or otherwise affect the terms of the Operative Documents or the respective rights or obligations of the parties thereunder.

E. We express no opinion as to the applicability to, or the effect of noncompliance by, the Trustee with any state or federal laws applicable to the transactions contemplated by the Operative Documents or because of the nature of the business of such party.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of said Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP